UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
 (Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2010, the Board of Trustees of Hersha Hospitality Trust (the "Company"), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Dianna F. Morgan as a Class II Trustee of the Company.  Ms. Morgan will serve until the 2011 Annual Meeting of Shareholders and until her successor is duly elected and qualified.  The Board of Trustees has determined that Ms. Morgan is an independent trustee in accordance with the Company’s categorical independence standards and the policies of the New York Stock Exchange.

Ms. Morgan, age 58, retired in 2001 from a long career with the Walt Disney World Company, where she served as Senior Vice President of Public Affairs and Human Resources.  She also oversaw the Disney Institute — a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. In addition, Ms. Morgan is the immediate past Chair and is a current member of the Board of Trustees for the University of Florida. She was originally appointed to the University of Florida Board of Trustees in 2001. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corp. (NYSE: CPK), where she is a member of the Compensation Committee, and the Board of Directors of CNL Bancshares, Inc. Ms. Morgan previously served on the Board of Directors of CNL Hotels & Resorts, Inc. Ms. Morgan is a member of the Board of Directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as Vice-Chair of the national board for the Children’s Miracle Network.

Ms. Morgan will participate in the same compensation program as each of the Company’s non-employee Trustees as described in the Company’s Proxy Statement filed with Securities and Exchange Commission on April 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: April 27, 2010	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Chief Financial Officer